Exhibit 99.1

AdCare Health Systems, Inc. Declares Quarterly Dividend on Series A Cumulative Redeemable Preferred Stock

ATLANTA, September 9, 2013 /PRNewswire/— AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) (the “Company” or “AdCare”), a leading long-term care provider, today announced that its Board of Directors has declared a quarterly cash dividend payment on the Company’s 10.875% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”).

The dividend on the Series A Preferred Stock will be payable on September 30, 2013 to holders of record at the close of business on September 20, 2013.  The quarterly payment will be $0.68 per share, which is equivalent to an annualized 10.875% per share of the $25.00 per share stated liquidation preference, accruing from July 1, 2013.  The Series A Preferred Stock is listed on the NYSE MKT LLC and trades under the symbol “ADK.PRA”.

About AdCare Health Systems, Inc.

AdCare Health Systems, Inc. is a recognized provider of senior living and health care facility management. AdCare owns and manages long-term care facilities and retirement communities, and since the company’s inception in 1988, its mission has been to provide the highest quality of healthcare services to the elderly through its operating subsidiaries, including a broad range of skilled nursing and sub-acute care services. For more information about AdCare, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with regard to the Company’s future expectations and prospects. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission. Except where required by law, the Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date of this press release.

SOURCE AdCare Health Systems, Inc.

Company Contacts, Boyd Gentry, CEO, +1-678-869-5116, info@adcarehealth.com; Investor Relations, Brett Maas, Hayden IR, +1-646-536-7331, brett@haydenir.com